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                                                                    EXHIBIT 4.10

                              COMPUWARE CORPORATION

                        2001 EMPLOYEE STOCK PURCHASE PLAN


1.       PURPOSE.

         The purpose of the Compuware Corporation 2001 Employee Stock Purchase Plan is to encourage employee stock ownership by offering employees of Compuware Corporation and specified subsidiaries Purchase Rights (as such term is defined in Section 2) to purchase Common Shares at discounted prices and without payment of brokerage costs. By means of this Plan, the Company seeks to retain the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the ssuccess of the Company. The Plan is intended to be an "employee stock purchase plan" as defined in Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed so as to extend and limit the participation in a manner consistent with the requirements of Section 423 of the Code.


2.       CERTAIN DEFINITIONS.

         "Board" means the Board of Directors of Compuware Corporation and/or any committee of at least two directors to which the Board of Directors has delegated any of its duties under the Plan. The Board of Directors may abolish any such committee at any time and may re-vest in the Board of Directors all or any part of the Board's duties under the Plan.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Common Shares" means the common shares, par value $.01 per share, of Compuware Corporation.

         "Company" means Compuware Corporation, a Michigan corporation, and each of the parent corporations or subsidiary corporations of Compuware Corporation (as those terms are defined for purposes of Section 423(b) of the Code) designated by the Board from time to time. As of the date of adoption of this Plan, no subsidiary corporations of Compuware Corporation are so designated by the Board.

         "Custodian" means such firm, firms, person and/or persons as the Board shall designate from time to time.

         "Exercise Date" means the last day of an Offering Period, on which date all Participants' outstanding Purchase Rights will automatically be exercised.





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         "Fair Market Value" means the average of the high and low quoted sale prices of a Common Share reported in the table entitled "Nasdaq National Market Issues" or any successor table in The Wall Street Journal for such date or, if no Common Shares were traded on that date, on the next preceding day on which there was such a trade, or, if the Common Shares are not traded in The Nasdaq National Market, "Fair Market Value" shall be determined by a method determined by the Board.

         "Offering Period" shall have the meaning provided in Section 5(b).

         "Participant" means an employee of the Company who is eligible under
Section 3 and who has enrolled in the Plan by providing a Participation Form to the Plan Administrator.

         "Participation Form" shall have the meaning provided in Section 4(a).

         "Plan" means this Compuware Corporation 2001 Employee Stock Purchase Plan.

         "Plan Administrator" means such person so designated by the Board.

         "Purchase Right" means a Participant's option to purchase Common Shares that is deemed to be outstanding during a Offering Period. A Purchase Right represents an "option" as such term is used under Section 423 of the Code.

         "Total Compensation" means wages, salaries and other amounts received from the Company for personal services rendered to the Company as an employee, including amounts paid as commissions, amounts paid as bonuses and any amounts of salary or bonus reduction contributions to any Company plan under Section 401(k) or Section 125 of the Code, but excluding severance pay, ordinary income received upon disposition of Common Shares acquired under this Plan, amounts paid in cash for accrued vacation not taken as of the end of the year, any other contributions paid by the Company under any employee benefit plan of the Company, other non-cash employee benefits provided to employees at Company expense, taxable income resulting from exercises of non-qualified stock options and other taxable benefits income not paid to the employee in cash.

         "Trading Day" refers to a day during which The Nasdaq Stock Market is available for trading Common Shares.

         "Withdrawal Form" shall have the meaning provided in Section 9(a).


3.       ELIGIBILITY.

         Participation in the Plan is voluntary. All employees of the Company, including officers and directors who are employees, are eligible to participate in the Plan, except for an employee whose customary employment with the Company as of the beginning of the applicable Offering Period (1) is 20 hours or less per week, or (2) is for not more than 5 months in any calendar year.








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4.       PARTICIPATION.

         (a) Eligible employees become Participants in the Plan by authorizing payroll deductions for that purpose through a form, electronic authorization or other enrollment means provided by the Company (the "Participation Form") that is provided to the Plan Administrator no later than five calendar days after the beginning date of an Offering Period, except as provided in Section 4(b). That Participation Form would be effective for payrolls occurring after the beginning of the applicable Offering Period.

         (b) An eligible employee who is newly-hired or re-hired by the Company may become a Participant in the Plan during an Offering Period by authorizing payroll deductions for that purpose through a Participation Form that is provided to the Plan Administrator no later than 45 days after his or her date of hire. That Participation Form would be effective for payrolls occurring at least 10 business days after the Company receives the Participation Form.

         (c) Notwithstanding any provision of the Plan to the contrary, no employee may participate in the Plan:

                  (i) if following a grant of Purchase Rights under the Plan, the employee would own, directly or by attribution, stock, Purchase Rights or other stock options to purchase stock representing 5% or more of the total combined voting power or value of all actually issued and outstanding classes of Compuware Corporation's stock or stock in any parent or subsidiary corporation (as those terms are defined for purposes of Section 423(b) of the Code) of Compuware Corporation; for purposes of this Section 4(c)(i), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any employee; or

                  (ii) to the extent a grant of Purchase Rights under the Plan would permit the employee's rights to purchase stock, under all the Code Section 423 employee stock purchase plans of the Company and of any parent or subsidiary corporation (as those terms are defined for purposes of Code Section 423(b)) of the Company, to accrue at a rate exceeding $25,000.00, based on the Fair Market Value of the stock (at the time of grant), for each calendar year in which such Purchase Rights are outstanding.


5.       SECURITIES SUBJECT TO THE PLAN AND OFFERING PERIODS.

         (a) The Plan and the Compuware Corporation 2001 International Employee Stock Purchase Plan (the "International Plan") on a combined basis cover an aggregate of 15,000,000 Common Shares (subject to adjustment as provided in Section 15), which may be authorized but unissued shares or reacquired shares, bought on the open market or otherwise. If any Purchase Right that shall have been granted under either plan shall expire or terminate for any reason without having been exercised in full, the unpurchased underlying Common Shares shall again become available for purposes of the Plan and the International Plan, unless the Plan or the International Plan shall have been terminated.




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         (b) The first Offering Period (an "Offering Period") under the Plan will begin on October 1, 2001 and end on March 31, 2002. Thereafter, for so long as the Plan remains in effect, there will be semi-annual Offering Periods with the following beginning and ending dates:

         SEMI-ANNUAL OFFERING PERIODS

                           Beginning Date                     Ending Date
                           --------------                     -----------
                           April 1                            September 30
                           October 1                          March 31

6.       PAYROLL DEDUCTIONS.

         (a) In order to purchase Common Shares, an employee must indicate on the Participation Form the contribution amount he or she wishes to authorize the Company to deduct out of the employee's Total Compensation. Subject to the limitation specified by Section 423(b) of the Code, the authorized contribution amount must be an integral percentage amount (i.e., a whole number percentage) ranging from 1% to 10% of such Participant's Total Compensation during the Offering Period. The Participation Form will include authorization for the Company to make payroll deductions from the Participant's Total Compensation.

         (b) To comply with the federal tax laws, a Participant may not be granted Purchase Rights under the Plan or any other Code Section 423 employee stock purchase plan of the Company, or of any parent or subsidiary corporation (as those terms are defined for purposes of Section 423(b) of the Code) of the Company, with respect to more than $25,000.00 worth of Common Shares for any calendar year such Purchase Rights to purchase Common Shares are outstanding pursuant to the terms of the Plan. The $25,000.00 limit is determined according to the Fair Market Value of the Common Shares on the first day (grant date) of the Offering Period. Participants will be notified if these limitations become applicable to them.

         (c) The amounts deducted shall be credited to the Participant's account under the Plan, but no actual separate account will be established by the Company to hold such amounts. There shall be no interest paid on the balance outstanding in a Participant's account. The deducted amounts may be commingled with the general assets of the Company and may be used for its general corporate purposes.

         (d) Payroll deductions begin on the first payday of each Offering Period, and end on the last payday of each Offering Period. Eligible employees may participate in the Plan and purchase shares only by means of payroll deductions. A Participant may not make any separate cash payment into his or her account.

         (e) So long as a Participant remains an employee of the Company eligible to participate in the Plan, payroll deductions will continue in effect from Offering Period to Offering Period unless the Participant:



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                  (i) on or before the end of the current Offering Period,
         elects a different contribution percentage by providing a new Participation Form to the Plan Administrator; such change in contribution percentage will become effective by the beginning of the next Offering Period following the Plan Administrator's receipt of the Participant's new Participation Form; or

                  (ii) withdraws in accordance with Section 9.

         (f) Unless a Participant elects a different contribution percentage as permitted by Section 6(e)(i) or elects to withdraw prior to 10 business days before the end of the current Offering Period as permitted under Section 9, the Participant's payroll deductions will continue throughout the next Offering Period and his or her Purchase Right to purchase Common Shares will be deemed to be fully and automatically exercised on the last day of such Offering Period with respect to payroll deductions made during that period.


7.       PURCHASE PRICE.

         (a) On the first day of each Offering Period, a Participant is deemed to have been granted a Purchase Right to purchase on the last day of the Offering Period as many whole Common Shares as such Participant will be able to purchase with the payroll deductions credited to such Participant's account during that Offering Period.

         (b) The price at which each Purchase Right to purchase Common Shares may be exercised is the lower of the following (rounded up to the nearest whole cent per Common Share):

                  (i) 85% of the Fair Market Value of the Common Shares on the first day of an Offering Period, or if that day is not a Trading Day, then on the first preceding day that is a Trading Day; or

                  (ii) 85% of the Fair Market Value of the Common Shares on the last Trading Day of such Offering Period.

         (c) The number of shares purchasable by each Participant per Offering Period will be the number of whole Common Shares obtained by dividing the amount collected from the Participant under the Plan for that Offering Period by the purchase price in effect for that Offering Period.


8.       EXERCISE OF PURCHASE RIGHT.

         (a) Each outstanding Purchase Right will be exercised automatically on the Exercise Date. The exercise of the Purchase Right is to be effected by applying the amount credited to each Participant's account as of the Exercise Date to the purchase on the Exercise Date of whole Common Shares at the purchase price in effect for the Offering Period.





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         (b) Fractional shares will not be issued under the Plan, and any amount remaining in the Participant's account after such application (i.e., amounts not sufficient to purchase a whole Common Share) will be held for the purchase of Common Shares in the next Offering Period.

         (c) If the number of shares for which Purchase Rights are exercised exceeds the number of shares remaining available in any Offering Period under the Plan, the shares available for sale will be allocated by the Plan Administrator pro rata among the Participants in such Offering Period in proportion to the relative amounts in their accounts, subject to rounding to allocate only whole Common Shares. Any amounts not thereby applied to the purchase of Common Shares under the Plan will be refunded to the Participants after the end of the Offering Period.


9.       WITHDRAWAL AND TERMINATION OF PURCHASE RIGHTS.

         (a) A Participant may withdraw (i.e., terminate his or her payroll deductions) by providing a notice of withdrawal to the Plan Administrator at any time prior to 10 business days before the end of the current Offering Period. Such notice shall be through a form, electronic authorization or other withdrawal means (the "Withdrawal Form") provided by the Plan Administrator for that purpose, and shall be effective by the tenth business day after it is received by the Plan Administrator. The Withdrawal Form will permit a Participant to make the following election:

                  (i) The Participant may elect to stop the Participant's payroll deductions under the Plan and use all of the amounts credited to such Participant's account to purchase on the Exercise Date whole Common Shares at the purchase price in effect for the Offering Period. If this election is made, the Company shall distribute to such Participant after such Offering Period any such amounts which remain after such purchase on account of being insufficient to purchase a whole Common Share at the applicable purchase price, unless the Participant has re-enrolled in the Plan, in which case such amounts shall be used to purchase Common Shares in the new Offering Period.

                  (ii) The Participant may elect to continue his or her participation in the Plan through the end of the current Offering Period, and thus exercise such Participant's outstanding Purchase Rights on the following Exercise Date, but terminate his or her participation in the Plan for subsequent Offering Periods. Payroll deductions for such a Participant will continue until the end of the current Offering Period. If this election is made, the Company shall distribute to such Participant after such Offering Period any amounts which remain in the Participant's account after the purchase of Common Shares on the Exercise Date on account of being insufficient to purchase a whole Common Share at the applicable purchase price, unless the Participant has re-enrolled in the Plan, in which case such amounts shall be used to purchase Common Shares in the new Offering Period.




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         (b) Any Participant who withdraws from the Plan pursuant to Section
9(a) will not be eligible to rejoin the Plan for the Offering Period under way at the time of withdrawal, and will have to re-enroll in the Plan by completing and providing to the Plan Administrator a new Participation Form should such individual wish to resume participation in a subsequent Offering Period.

         (c) If a Participant ceases to be an employee of the Company for any reason during an Offering Period, his or her outstanding Purchase Right will immediately terminate, his or her payroll deductions will immediately cease, and all sums previously collected from such Participant during such Offering Period under the terminated Purchase Right will be refunded; provided, however, that if such termination is the result of the Participant's death, (1) the outstanding Purchase Right shall terminate only for future Offering Periods, (2) the Participant or the person or persons to whom the Participant's rights under the Plan pass by will or by the laws of descent and distribution shall continue as a Participant until the end of the Offering Period in which such death occurs (except that no further payroll deductions shall be made under the Plan), (3) the sums previously collected from such Participant during such Offering Period under the Plan shall not be refunded during the Offering Period, and (4) the Company shall use all of the amounts credited to such Participant's account for the purchase on the Exercise Date of whole Common Shares at the purchase price in effect for the Offering Period, and shall distribute to such Participant after such Offering Period any such amounts remaining after such purchase. For purposes of this Plan, a Participant receiving short-term disability payments shall not be deemed to have ceased to be an employee of the Company (and such payments shall be deemed to be part of his or her Total Compensation) unless and until he or she becomes eligible to receive long-term disability benefits.


10.      RIGHTS AS SHAREHOLDER.

         (a) A Participant is not a shareholder, and does not have any rights of a shareholder, with respect to any Common Shares subject to Purchase Rights under the Plan until the Participant exercises his or her Purchase Right and certificates representing such shares have been issued, and then only with respect to whole Common Shares issued to the Participant or credited to the Participant's account. Thus, a Participant will not have a right to any dividend or distribution on those shares made prior to the Exercise Date.

         (b) The Participant will be entitled to receive, as soon as practicable after the Exercise Date, a stock certificate for the number of whole purchased shares, if the Participant has so elected. The Participant may also elect to have the Custodian hold his or her Common Shares acquired under the Plan. The Custodian may impose upon, or pass through to, the Participant a reasonable fee for withdrawal of Common Shares in the form of stock certificates. It is the responsibility of each Participant to keep his or her address current with the Company through the Plan Administrator and with the Custodian.





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11.      SALE OR DISTRIBUTION OF COMMON SHARES ACQUIRED UNDER THE PLAN.

         (a) Participants who elect to have the Custodian or a broker-dealer selected by the Company hold the Common Shares they acquire under the Plan may sell those shares only as of the first business day of each calendar quarter and only if the Participant submits a sales request form, electronic authorization or other sales authorization means provided by the Company to the Plan Administrator at least ten business days before the date on which the Participant desires to have the Common Shares sold. Other Participants who elect to receive a certificate for the Common Shares they acquire under the Plan may sell those Common Shares at any time without restriction under the Plan.

         (b) Participants and former Participants who elect to have the Custodian or a broker-dealer selected by the Company hold the Common Shares they acquire under the Plan may withdraw those shares and have certificates issued in the Participant's name only as of the first business day of each calendar quarter and only if the Participant submits a share withdrawal request form, electronic authorization or other share withdrawal authorization means provided by the Company to the Plan Administrator at least ten business days before the date on which the Participant desires to have the Common Shares withdrawn.

         (c) A Participant shall immediately provide information to the Plan Administrator if the Participant transfers any shares purchased through the Plan within two years from the date of grant of the related Purchase Right. Such transfers shall include transfers into street name and dispositions by sale, gift or other manner. The Participant shall disclose the name of the transferee, the manner of the transfer, the date of the transfer, the number of shares involved and the transfer price. By executing the Participation Form, each Participant obligates himself or herself to provide such information to the Plan Administrator.

         (d) The Company is authorized to withhold from any payment to be made to a Participant, including any payroll and other payments not related to the Plan, amounts of withholding and other taxes due in connection with any transaction under the Plan or any transaction involving Common Shares acquired under the Plan, and a Participant's enrollment in the Plan will be deemed to constitute his or her consent to such withholding.


12.      PLAN ADMINISTRATION.

         (a) The Plan shall be administered by the Board.

         (b) The Board shall have the plenary power, subject to, and within the limits of, the express provisions of the Plan:

                  (i) to determine the commencement and termination date of the offering of Common Shares under the Plan;



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                  (ii) to interpret the terms of the Plan and the rights granted under it, establish, amend and revoke rules for the administration of the Plan and correct or reconcile any defect, omission or inconsistency in the Plan;

                  (iii) to amend the Plan as provided in Section 16; and

                  (iv) to exercise such powers and to perform such acts as the Board deems necessary or expedient to carry out the purposes of the Plan or to promote the best interests of the Company.

         (c) The Board may delegate all or part of its authority to administer the Plan to the Plan Administrator, who may in turn delegate the day-to-day operations of the Plan to the Custodian or any other person or entity the Plan Administrator designates. The Custodian will establish and maintain, as agent for the Participants, accounts for the purpose of holding Common Shares as may be necessary or desirable for the administration of the Plan for those Participants electing to have the Custodian hold the Common Shares they acquire under the Plan.

         (d) The Board may waive or modify any requirement that a notice or election be made, provided or filed under the Plan a specified period in advance in an individual case or by adoption of a rule or regulation under the Plan, without the necessity of an amendment to the Plan.


13.      TRANSFERABILITY.

         (a) Any account maintained by the Custodian for the benefit of a Participant with respect to shares acquired pursuant to the Plan may only be in the name of the Participant.

         (b) Neither payroll deductions credited to a Participant's account nor any Purchase Rights or other rights to acquire Common Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of by Participants other than by will or the laws of descent and distribution and Purchase Rights may be exercised only by a Participant during the lifetime of a Participant.


14.      MERGER OR LIQUIDATION OF THE COMPANY.

         If (1) Compuware Corporation dissolves or is liquidated, (2) Compuware Corporation merges with another entity and the Company is not the surviving entity, (3) more than 50% of the stock of Compuware Corporation is acquired by another entity, (4) all or substantially all of the assets of Compuware Corporation are acquired by another entity, or (5) any other similar transaction occurs, the Board may, in its discretion, in connection with such transaction, cancel each outstanding Purchase Right and refund all sums previously collected from Participants under the canceled Purchase Rights, or cause each Participant with outstanding Purchase Rights to have his or her outstanding Purchase Rights exercised immediately prior to such transaction and thereby have the balance of his or her account applied to the purchase of Common Shares at





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the purchase price in effect for the Offering Period, which would be treated as ending with the effective date of such transaction. In the event of a merger in which the Company is the surviving entity, each Participant is entitled to receive, for each share as to which such Participant's Purchase Rights are exercised, the securities or property that a holder of one Common Share was entitled to receive upon the merger.


15.      ADJUSTMENT.

         To prevent dilution or enlargement of the rights of Participants under the Plan, appropriate adjustments shall be made in the event any change is made to the Company's outstanding Common Shares (or other securities then subject to the Plan or any Purchase Right) by reason of any stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure, merger, reorganization, recapitalization, dividend in property other than cash, liquidating dividend or other change in the Common Shares effected without the Company's receipt of consideration. Adjustments shall be made to the maximum number and class of securities issuable under the Plan and the number and class of securities and price per share in effect under each outstanding Purchase Right. Any such adjustments will be made by the Board, and its determination of the appropriate adjustments shall be made in its sole discretion.


16.      AMENDMENT AND TERMINATION.

         The Board may terminate or amend the Plan and any Purchase Rights at any time and from time to time; provided, however, (1) such termination or amendment may not impair any rights and obligations under Purchase Rights previously granted under the Plan without the consent of each of the affected Participants, and (2) any amendment that increases the number of shares reserved for issuance upon exercise of Purchase Rights under the Plan (except pursuant to Section 14 or 15 and any other changes authorized by the Plan to be made by the Board or the Plan Administrator) or changes the eligibility requirements for participation in the Plan, shall be subject to shareholder approval to the extent required by the Code. The Board may, from time to time, designate the parent corporations or subsidiary corporations (as such terms are defined for purposes of Code Section 423(b)) of Compuware Corporation that may participate in the Plan. The Plan expressly contemplates that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible employees with the benefits provided or to be provided under the provisions of the Code and the regulations promulgated under the Code relating to employee stock purchase plans and/or to bring the Plan and/or the Purchase Rights into compliance with those provisions and regulations. If not sooner terminated by the Board or terminated by expiration, the Plan shall terminate at the time Purchase Rights have been exercised with respect to all Common Shares reserved for acquisition under the Plan. Unless sooner terminated, the Plan shall terminate ten years after its initial adoption by the Board. No Purchase Rights may be granted under the Plan after it is terminated.



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

17.      SHAREHOLDER APPROVAL.

         The Plan is subject to the approval of shareholders of Compuware Corporation at the 2001 Annual Meeting of Shareholders. Purchase Rights will not be granted or exercised under the Plan if shareholder approval of the Plan is not obtained before September 30, 2001.


18.      NO EMPLOYMENT RIGHTS.

         Participation in the Plan will not impose any obligations upon the Company to continue the employment of a Participant for any specific period and will not affect the right of the Company to terminate a Participant's employment at any time, with or without cause.


19.      COSTS.

         Except as set forth in Section 10(b), costs and expenses incurred in the administration of the Plan and the maintenance of accounts with the Custodian will be paid by the Company, to the extent provided in this Section
19. Any brokerage fees and commissions for the purchase of Common Shares under the Plan will be paid by the Company, but any brokerage fees and commissions for the sale of Common Shares acquired under the Plan by a Participant will be borne by such Participant.


20.      REPORTS.

         After the close of each Offering Period, each Participant in the Plan will receive a report indicating the amount of the Participant's contributions to the Plan during the Offering Period, the amount of the contributions applied to the purchase of Common Shares for the Offering Period, and the purchase price per share in effect for the Offering Period.


21.      GOVERNING LAW.

         The validity, construction and effect of the Plan and any rules and regulations relating to the Plan will be determined in accordance with laws of the State of Michigan, without giving effect to principles of conflict of laws, and applicable federal law.


22.      COMPLIANCE WITH LEGAL AND OTHER REQUIREMENTS.

         The Plan, the granting and exercising of Purchase Rights under the Plan, and the obligations of the Company, the Plan Administrator and the Custodian under the Plan will be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company may, in its discretion, postpone the issuance or delivery of Common Shares upon exercise of Purchase Rights until




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

completion of registration or qualification of such Common Shares or other required action under any federal or state law, rule, or regulation, listing or other required action with respect to any automated quotation system or stock exchange upon which the Common Shares or other Company securities are designated or listed, or compliance with any other contractual obligation of the Company, as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Common Shares in compliance with applicable laws, rules, and regulations, designation or listing requirements, or other contractual obligations. If the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Shares under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Shares upon exercise of Purchase Rights unless and until such authority is obtained.

23.      INDEMNIFICATION.

         To the extent permitted, the Company shall indemnify and save harmless the Board, Plan Administrator and Custodian members who are officers, directors, shareholders or employees of the Company against any liabilities incurred by them in the exercise and performance of their powers and duties under the Plan.

24.      NOTICES AND AGREEMENTS.

         Any notices or agreements provided for in the Plan shall be given in writing, in a form provided by the Company, and unless specifically provided for in the Plan, shall be deemed effectively given upon receipt or, in the case of notices and agreements delivered by the Company, three days after deposit in the United States mail, postage prepaid.






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